Exhibit 99.1

Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm
ENDURANCE PROMOTES DAVID CASH TO CEO AND WILLIAM M. JEWETT TO PRESIDENT; KENNETH J. LESTRANGE TO RETIRE AS CEO AND PRESIDENT, REMAINS CHAIRMAN UNTIL MARCH 2011
PEMBROKE, Bermuda — February 18, 2010 — Endurance Specialty Holdings Ltd. (NYSE:ENH), a Bermuda based specialty provider of property and casualty insurance and reinsurance, today announced that, effective March 1, 2010, David Cash will become its Chief Executive Officer. In addition, William M. Jewett will become President of Endurance Specialty Holdings Ltd., reporting to Mr. Cash. Messrs. Cash and Jewett will be nominated for election to Endurance’s Board of Directors in May of 2010.
Kenneth J. LeStrange, the Company’s Chairman of the Board, President and Chief Executive Officer since its formation in 2001, will continue as Chairman of the Board of Directors until March 2, 2011.
“Ken LeStrange has done an outstanding job during his tenure, as evidenced by the Company’s 2009 results announced just yesterday,” said William Bolinder, the Company’s Lead Director and Chairman of the Nominating and Corporate Governance Committee of the Board of Directors. “David Cash and Bill Jewett are the ideal individuals for their new roles, having proven themselves with consistent performance over the past several years. Ken decided that with Endurance in great shape and with a solid foundation, this was the right time for him to begin to evolve his role and the Board determined to implement the Company’s existing succession plan. As part of the transition, the Board also determined to separate the roles of CEO and Chairman. We are very pleased to have such strong executives within our ranks and look forward to the Company’s continued success under their leadership.”
Mr. Cash has been with Endurance since its founding in 2001, serving as the Company’s Chief Actuary/Chief Risk Officer, President of Endurance’s Bermuda operating company and, most recently, as the Company’s Chief Underwriting Officer. Mr. Cash previously worked for various Zurich Financial Services subsidiaries and prior to that served as a consulting actuary at Tillinghast-Towers Perrin. Mr. Cash received an Msc. in mathematics from Oxford University, which he attended as a Rhodes Scholar. Mr. Cash, a native of Bermuda, is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Mr. Jewett joined Endurance in December 2002. During his time at Endurance, Mr. Jewett has served as President and Chief Executive Officer of Worldwide Reinsurance and President of the Company’s U.S. reinsurance subsidiary, Endurance Reinsurance Corporation of America. Mr. Jewett was previously affiliated with Converium Reinsurance (North America), Centre Reinsurance Company of New York, NAC Re and Prudential Re. Mr. Jewett holds an A.B., magna cum laude, from Harvard University and an M.B.A. from the Wharton School of the University of Pennsylvania.
Mr. Cash said, “I appreciate the confidence that Ken and the Board have in my abilities and I look forward to taking on the responsibility of leading Endurance. In the eight years since Ken raised the capital to form Endurance, our company has grown into a leading specialty insurance and reinsurance company with global operations, industry leading returns and a terrific team of employees and managers. None of this would have been achieved without the hard work and thoughtful leadership that Ken has provided. Endurance has achieved a great deal in its short life and is well positioned to build on that success going forward. I am confident that the capabilities and values Ken and the management team have established as a company will continue to serve Endurance and its shareholders, customers and employees well into the future.”

Mr. Jewett said, “The opportunity to help grow Endurance into a world class reinsurance company over the past seven years has been tremendously rewarding. I am excited about Endurance’s prospects in the coming years and the opportunity to work with David and my many colleagues at Endurance to make even greater contributions to our future success.”
Mr. LeStrange said, “It has been a privilege to work with the many talented and dedicated employees at Endurance to build from scratch one of the premier insurers and reinsurers in the industry. The many accomplishments of David and Bill at Endurance demonstrate their ability to guide the Company in their new roles. I am at a point in my own career when, if I want to do something outside the industry, this is the time. Having worked closely with this team, I have complete confidence in their ability to carry Endurance forward and I look forward to their leadership as we continue to build upon Endurance’s achievements and strive to be the best specialty insurance/reinsurance company in the world.”
About Endurance Specialty Holdings
Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture and professional lines of insurance and property, catastrophe, casualty, agriculture, aerospace and marine, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.
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